EXHIBIT 10.1


[UTIX LOGO] EXPERIENCES
            ABOVE ALL ELSE(TM)


July 14, 2006

PGA TOUR
112 PGA TOUR Boulevard
Ponte Vedra Beach, FL 32082

Attn:    Leo P. McCullagh, Vice President
         Marketing & Retail Licensing, Worldwide

         Re:   Distribution and License Agreement
               ----------------------------------

Dear Mr. McCullagh:

         This binding letter of intent sets forth the principal terms of a distribution and licensing agreement between PGA TOUR, Inc. ("TOUR") and Utix Group, Inc. ("Utix") involving the exclusive use of the PGA TOUR brand and/or logo in the development, marketing and sale of prepaid golf experience tickets products. The following terms will serve as the basis upon which we will proceed towards a definitive agreement.

1. LICENSE. TOUR shall grant to Utix, during the Term, a license and right to use the PGA TOUR mark set forth on Exhibit A (the "TOUR Mark") for the development, sales and marketing of prepaid golf experience ticket products and services (the "Licensed Products") [ * ]. All uses of the TOUR Mark must be approved in advance by TOUR. In addition, Utix acknowledges and agrees that TOUR currently has an official marketing relationship with [ * ] whose rights to use the TOUR Mark are exclusive within a large category including, without limitation, credit cards, charge cards, debit cards, gift cards and prepaid cards. The parties acknowledge and agree that TOUR's ability to enter into this Agreement shall be contingent upon TOUR's official card (currently [ * ]) partner's prior approval of TOUR entering into this relationship. Utix shall not have any sublicensing rights.

2. DISTRIBUTION RIGHTS. TOUR shall grant to Utix the right (the "DISTRIBUTION RIGHTS") to distribute, market, and sell the Licensed Products in the United States for all sales channels, including but not limited to, Corporate Business to Business, Direct marketing, Sponsorship, Events, Catalogue, Retail, Online and any other form of distribution methods as approved by TOUR in advance. Utix shall submit to TOUR for its written approval, which approval shall not be unreasonably withheld or delayed, all potential Utix Retail distribution opportunities.

3. ROYALTIES. In consideration of the License and Distribution Rights, Utix shall pay TOUR the following:








* The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.






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         a    Minimum Guarantee, recoupable against actual earned royalties of
[ * ] paid quarterly as follows:

            Contract     Year 1 -                   $[  *  ]
            Contract     Year 2 -                   $[  *  ]
            Contract     Year 3 -                   $[  *  ]
            Contract     Year 4 -                   $[  *  ]
            Contract     Year 5 -                   $[  *  ]

         [  *  ]

         b Royalties due in a Contract Year shall be credited against the Minimum Guarantee payments for the applicable Contract Year only (i.e., if royalty payments exceed the Minimum Guarantee payments in any one quarter, the excess may be carried forward to the next quarter within the same Contract Year, but no excess may be carried forward between Contract Years).

         c    Utix shall provide TOUR an additional royalty equal [ * ].

         d    Royalties: Utix shall pay TOUR a royalty payment of [ * ].

4.       [  *  ].

5. DATA COLLECTION. In addition, Utix shall provide TOUR access to the names of all users/purchasers of the Licensed Products for inclusion in the TOUR's consumer data base. Utix shall provide all users an opt in to provide TOUR such consumer information.

6. UTIX RESPONSIBILITIES. Utix shall be responsible for the following: (i) development, marketing, distribution, fulfillment and sale of the Licensed Products; and (ii) manufacturing, distribution, operations, customer service and venue management. Utix shall have the right to subcontract aspects of the distribution, fulfillment and operation of the Licensed Products, subject to TOUR's prior approval, which approval shall not be unreasonably withheld.

7. TOUR RESPONSIBILITIES. TOUR will provide: (i) introductions related to TOUR corporate partners; and (ii) will provide the necessary introductions for the inclusion of the Licensed Products in all of the TOUR retail locations.













* The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.



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8. INTELLECTUAL PROPERTY RIGHTS.

         a   PGA TOUR shall retain all right, title and interest in the PGA TOUR name, logo and related intellectual property rights.

         b Utix shall retain all right, title and interest in the Utix technology, process, logo and all other intellectual property rights. Utix shall own all customers, venue and all other information (subject to Section 5 above) related to the development, sales and marketing of the Licensed Products (other than any TOUR Mark or intellectual property included in such materials).

9.       TERM; TERMINATION.

         a Unless sooner terminated in accordance with the provisions of this letter of intent, the term of this letter of intent shall commence on full execution of this letter of intent, become effective as of August 1, 2006, and, subject to Section 1, shall continue through July 31, 2011. Both parties agree to negotiate in good faith toward the finalization of the definitive agreement by no later than December 31, 2006.

         b Either party may terminate this Agreement upon written notice to the other party if the other party fails to comply with any material term of this Agreement and fails to correct such default or if such default can not be corrected in such time, fails to diligently take steps to correct such default, within thirty (30) days of written notice of such default. In the event the TOUR gives such notice, this Agreement and all rights, duties and obligations of TOUR and Utix hereunder, except any which expressly survive termination, shall terminate on the termination date. Additionally, Utix shall immediately return any confidential information (as hereinafter defined) to TOUR.

10. KEY CONTACTS. PGA TOUR shall appoint a project manager to act as the focal point of contact to Utix. Utix will similarly appoint a project manager to act as the focal point of contact to PGA TOUR.

11. DEFINITIVE AGREEMENT. Upon the acceptance of this binding letter of intent, the parties will proceed to negotiate and execute a definitive written agreement generally on the terms and conditions set forth in this letter and containing other terms customary for transactions of this scope and nature.

12. PRESS RELEASES; CONFIDENTIALITY AGREEMENT. All public notices to third parties and all other publicity concerning the transactions contemplated by this letter of intent shall be jointly planned and coordinated by the parties hereto and no party shall act unilaterally in this regard without the prior written approval of the other party (such approval not to be unreasonably withheld). Except for the issuance of any such public notice, the parties agree to keep confidential, by and between the parties, the existence of and/or particulars of any negotiations contemplated hereby, including, but not limited to, the terms, conditions, and consideration to be paid or other facts related to the transactions contemplated hereby, except as required by any applicable law, rule or regulation. Notwithstanding the foregoing, the parties may disclose the existence and terms of the proposed transaction to its legal and financial advisors, directors, principal stockholders and prospective distributors, investors, strategic partners or acquirers on a need to know basis, provided that such parties are bound by confidentiality obligations.

13. COSTS. Each of the parties hereto shall be responsible for all costs and expenses incurred by such party in connection with this binding letter of intent, including, without limitation, fees and disbursements of legal counsel, financial advisors and consultants engaged by the respective parties hereto.




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14. LEGAL EFFECT OF LETTER AND BINDING  PROVISIONS.  The parties agree that this binding letter of intent is intended as a binding summary of the intentions of each party with respect to the transaction and is intended to create an enforceable legal obligation. The binding provisions shall be legally binding upon and enforceable against the parties' hereto and their respective successors and assigns according to the terms. Sections 12, 13 and 14 shall survive any termination of this binding letter of intent in accordance with its terms. This letter of intent will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Florida, without regard to any conflicts of laws principles. The provisions of the definitive agreement shall supersede this letter and all other prior or contemporaneous understandings, written and oral, between the parties with respect to the subject matter thereof. This letter may be executed in one or more counterparts and via facsimile, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same instrument.

                  If you are in agreement with the foregoing, please sign in the space indicated below and return one fully executed copy to us as soon as practicable. Please call with any questions or comments you may have.


                                    UTIX GROUP, INC.


                                    By: /s/ Anthony G. Roth
                                        ----------------------------------------
                                    Name: Anthony Roth
                                    Title: President and Chief Executive Officer
                                    Date: July 14, 2006
                                          -------------

The terms of this letter of intent are hereby acknowledged and agreed to on this 17 day of July, 2006.


                                    PGA TOUR, INC.


                                    By: /s/ Ronlad E. Price
                                        ----------------------------------------
                                    Name: Ronald E. Price
                                    Title: Senior Vice President and
                                           Chief Financial Officer
                                    Date: July 17, 2006
                                          -------------





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